EXHIBIT 99.1

Xinde Technology Announces Successful Launch of 6CT/6LT Internal Combustion Engine Product Line

Weifang, China (August 6, 2010)-Xinde Technology Company, (OTC BB:WTFS), a designer and manufacturer of internal combustion engines and parts, today announced the successful launch of a new line of internal combustion engine products.   It’s new, smaller, lighter, highly reliable and fuel efficient 6CT\6LT diesel engine series meets all Euro III emissions standards and is expected to be a key addition to Xinde’s broad range of products.

According to the Company, the new Huaxin “Zhongkang” 6CT/6LT line, on the market since April, is generating profit margins of over 25%, mainly due to decreased manufacturing costs.  With manufacturing now ramped up to “the thousands,” it is receiving very positive feedback from customers, which is permitting the Company to continue to expand market share and to develop new customers.

Dianjun Liu, President and Chief Executive Officer of the Company, stated, “We are extremely optimistic about the potential of the 6CT/6LV  product line, which offers fuel efficient engines that consume approximately 190 grams of KW fuel per hour on average, compared to KW fuel consumption of 230 grams per hour for most other similar products on the market.  Further, the increased number of piston strokes in our new engines - - which increase the density of compressed air - - makes them more powerful and explosive, as well as more stable and reliable within the same cylinder diameter.”

The Company believes the new engine line will be used primarily in generators, construction machinery and other similar equipment but, with upgrading, may gradually find a place in the automotive industry.

Preliminary estimates indicate the total potential market for the new line to be 50 million units per year, including 30 million units in China and 20 million internationally.

TECHNICAL DATA
DIESEL ENGINE MODEL	6CTA8.3-G2	6CTAA8.3-G2	6LTAA8.9-G2
Engine Characteristics	water-cooled, in line, 4-stroke, 6-cylinders
Prime Power/Speed (kW/rpm)	163/1500	183/1500	220/1500
Standby Power/Speed (kW/rpm)	180/1500	201/1500	242/1500
Aspiration	Turbocharged	Turbocharged	Turbocharged
Bore(mm) X Stroke(mm)	114x135	114x135	114x144
Cubic Capacity (Liters)	8.27	8.27	8.9
Compression Ratio	16.5:1	16.5:1	17:1
Speed Governor	Electronic	Electronic	Electronic
Rating Fuel Consumption (g/kw.h)	197	197	197
Start Motor	DC24V	DC24V	DC24V

About Xinde Technology Company

Based in China’s Shandong Province in the city of Weifang, Xinde Technology Company competes in three primary product segments, namely (1) fuel injection system products, (2) diesel engine products and (3) generator products. The Company has a broad range of products including non-vehicle diesel engines, diesel generators, injection pumps, injectors and three-coupling components, agricultural machinery and construction machinery which greatly reduces its comprehensive costs which, in turn, increases its competitiveness.

A list of Xinde products and services can be found in its current Form 8-K filed with the SEC on December 29, 2009 and on its website at http://www.chinaxinde.cn.

Contacts:

Dianjun Liu
President and CEO
ceo@chinaxinde.cn
Tel (Fax):86-536-8322068

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727